EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         INDIVIDUAL INVESTOR GROUP, INC.


                  Pursuant to the General Corporation Law of the State of Delaware ("GCL"), it is hereby certified that:

                  1. The present name of the corporation (hereinafter called the "corporation") is Individual Investor Group, Inc. The name under which the corporation was incorporated was Financial Data Systems, Inc. The date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware was September 19, 1985.

                  2. The certificate of incorporation of the corporation is hereby amended by deleting the first paragraph of Article Fourth and in its stead substituting the following:

                           The total  number of shares of all  classes  of stock
                  that the Corporation shall have authority to issue is forty-two million (42,000,000) shares, of which forty million (40,000,000) shares will be shares of Common Stock, with a par value of one cent ($.01) per share, and two million (2,000,000) shares shall be shares of Preferred Stock, with a par value of one cent ($.01) per share.

                  3. Except as otherwise amended hereby, the provisions of the certificate of incorporation of the corporation are in full force and effect.

                  4. The amendment to the certificate of incorporation has been duly adopted in accordance with the provisions of Section 242 of the GCL, by resolution of the Board of Directors of the corporation and by affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders.

                  IN  WITNESS   WHEREOF,   the  undersigned   have  signed  this
Certificate of Amendment on this 22nd day of June 1999.



                                  /s/ Jonathan L. Steinberg
                                  Jonathan L. Steinberg, Chief Executive Officer


ATTEST:



/s/ Henry G. Clark
Henry G. Clark, Secretary